Exhibit 99.1

Contact: Mike Cockrell
Treasurer, Chief Financial Officer &
Chief Legal Officer
(601) 649-4030

SANDERSON FARMS, INC.

EXTENDS STOCK REPURCHASE PLAN

LAUREL, Miss. (October 22, 2020) — Sanderson Farms, Inc. (NASDAQ: SAFM) today announced that its Board of Directors has extended its stock repurchase program to October 22, 2023. The Board authorized the repurchase of up to 2.0 million shares of the Company’s common stock under the program. Repurchases, if any, will be made from time to time at prevailing prices in open market transactions or in privately negotiated purchases, subject to market conditions, share price and other considerations. The repurchase program was originally approved October 22, 2009, and extended on February 16, 2012, February 24, 2014, April 23, 2015, and May 31, 2018. The Company has repurchased 2,305,484 shares under this stock repurchase program since its inception. The repurchase program does not obligate the Company to make any repurchases.

“Our stock repurchase program allows the Company to opportunistically acquire our shares, return capital to stockholders and offset dilution from our equity compensation programs,” stated Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “At the same time, we continue to have sufficient capital to invest in our business and pursue growth opportunities that further enhance shareholder value.”

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019, and Quarterly Report on Form 10-Q for the quarter ended July 31, 2020, and the following:

(1)

Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2)

Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3)

Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4)

Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

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Sanderson Farms Extends Stock Repurchase Plan

October 22, 2020

(5)

Various inventory risks due to changes in market conditions, including, but not limited to, the risk that net realizable values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or net realizable value as required by generally accepted accounting principles.

(6)

Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7)	Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8)	Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9)	Changes in the availability and cost of labor and growers.

(10)	The loss of any of the Company’s major customers.

(11)	Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could affect the supply and price of feed grains.

(12)	Failure to respond to changing consumer preferences and negative or competitive media campaigns.

(13)	Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14)	Unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future.

(15)

Changes resulting from the COVID-19 pandemic, which could exacerbate any of the risks described above, and could include: high absentee rates that have prevented and may continue to prevent the Company from running some of its facilities at full capacity, or could in the future cause facility closures; an inability of contract poultry producers to manage their flocks; supply chain disruptions for feed grains; further changes in customer orders due to shifting consumer patterns; disruptions in logistics and the distribution chain for the Company’s products; liquidity challenges; and a continued or worsening decline in global commercial activity, among other unfavorable conditions.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future production levels, commodity market conditions, grain prices, supply and demand factors, global economic conditions, growth plans and other industry conditions.

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